Exhibit 99.1

News Release

Columbia Threadneedle Announces Planned
Global Chief Investment Officer Transition

Colin Moore to retire as Global CIO, William Davies, current EMEA CIO and Global Head of Equities, to assume Global CIO role in January 2022

BOSTON and LONDON – June 30, 2021 – Columbia Threadneedle Investments, a leading global asset manager, today announced the retirement of Colin Moore from Columbia Threadneedle as global chief investment officer after nearly 20 years at the firm. Consistent with the company’s long-standing succession planning, William Davies, currently EMEA CIO and global head of equities, will become global CIO upon Mr. Moore’s retirement in January 2022.

Mr. Moore has played a key role in shaping Columbia Threadneedle’s global investment capability, including its well-established and highly successful investment process based on collaboration across asset classes, research intensity and independent oversight to foster continuous improvement. Under his leadership, Columbia Threadneedle has generated consistently strong long-term investment performance for individual and institutional clients, and today has 103 four- and five-star Morningstar-rated funds globally.1

Ted Truscott, chief executive officer, said: “I would like to recognize and thank Colin for his numerous contributions, including establishing our global investment capability that has delivered an enviable track record of consistently strong investment performance for our clients. We have built an outstanding and experienced team of more than 450 investment professionals across our global footprint, and as we look forward, William is well positioned to assume the global CIO role. He is both an exceptional investor and respected people leader with a deep understanding of our firm having joined us in 1994. I look forward to working with William and Colin to ensure a smooth transition.”

Mr. Moore commented: “I am grateful for the opportunity I’ve had to establish a broad and deep investment capability for our clients. We have spent considerable time ensuring a thoughtful succession, and I am extremely pleased that William will assume the global CIO role next year. It has been a privilege to lead our team of dedicated, experienced investors who will continue to focus on delivering consistent, competitive investment performance for our clients under William’s leadership.”

Mr. Davies commented: “My focus is unchanged. I will continue to work with my colleagues to consistently deliver the investment performance our clients expect. I am honored to lead our talented global investment organization and look forward to continuing our partnership with colleagues across the business to help our individual and institutional clients achieve their investment goals.”

###

Media Contacts: U.S.
Carlos Melville

+1 (617) 897-9384 / carlos.melville@ampf.com

Media Contacts: EMEA and APAC

Laura Cook
+44 20 7464 5650 / laura.cook@columbiathreadneedle.com

Nicolas Duperrier
+44 20 7464 5940 / nicolas.duperrier@columbiathreadneedle.com

Notes to editors

About William Davies:

As Global Head of Equities for Columbia Threadneedle, Mr. Davies has overall responsibility for the company's equity investment teams. He joined Threadneedle Asset Management Limited at its inception in 1994 and previously held roles as head of EMEA equities and head of European equities. Prior to joining the company, Mr. Davies worked for Eagle Star Investments and led the European equity team at Hambros Bank. He has been a member of the investment community since 1985 and earned a B.A. in economics from Exeter University.

© 2021 Columbia Management Investment Advisers, LLC. All rights reserved.

About Columbia Threadneedle Investments:

Columbia Threadneedle Investments is a leading global asset manager that provides a broad range of investment strategies and solutions for individual, institutional and corporate clients around the world. With more than 2,000 people, including over 450 investment professionals based in North America, Europe and Asia, we manage $564 billion2 of assets across developed and emerging market equities, fixed income, asset allocation solutions and alternatives.

Columbia Threadneedle Investments is the global asset management group of Ameriprise Financial, Inc. (NYSE: AMP). For more information, please visit columbiathreadneedleus.com. Follow us on Twitter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

1 Morningstar as of 03/31/21. Columbia funds are available for purchase by U.S. customers. Out of 91 Columbia funds (Inst. shares) rated, 18 received a 5-star Overall Rating and 34 received a 4-star Overall Rating. Out of 89 Threadneedle funds (highest rated share class) rated, 21 received a 5-star Overall Rating and 30 received a 4-star Overall Rating. The Overall Morningstar Rating is derived from a weighted average of the performance figures associated with its 3-, 5- and 10-year (if applicable) Morningstar Rating metrics. Not all funds are available in all jurisdictions, to all investors or through all firms. Past performance does not guarantee future results.

2 As of March 31, 2021. Includes all assets managed by entities in the Columbia and Threadneedle group of companies.

In Australia: Issued by Threadneedle Investments Singapore (Pte.) Limited [“TIS”], ARBN 600 027 414. TIS is exempt from the requirement to hold an Australian financial services licence under the Corporations Act and relies on Class Order 03/1102 in marketing and providing financial services to Australian wholesale clients as defined in Section 761G of the Corporations Act 2001. TIS is regulated in Singapore (Registration number: 201101559W) by the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289), which differ from Australian laws.

In Singapore: Issued by Threadneedle Investments Singapore (Pte.) Limited, 3 Killiney Road, #07-07, Winsland House 1, Singapore 239519, which is regulated in Singapore by the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289). Registration number: 201101559W. This advertisement has not been reviewed by the Monetary Authority of Singapore.

In Hong Kong: Issued by Threadneedle Portfolio Services Hong Kong Limited 天利投資管理香港有限公司. Unit 3004, Two Exchange Square, 8 Connaught Place, Hong Kong, which is licensed by the Securities and Futures Commission (“SFC”) to conduct Type 1 regulated activities (CE:AQA779). Registered in Hong Kong under the Companies Ordinance (Chapter 622), No. 1173058.

© 2021 Columbia Management Investment Advisers, LLC. All rights reserved.

In Switzerland issued by Threadneedle Portfolio Services AG, Registered address: Claridenstrasse 41, 8002 Zurich, Switzerland.

Distributors: This document is intended to provide distributors with information about Group products and services and is not for further distribution. For Institutional Clients: The information in this document is not intended as financial advice and is only intended for persons with appropriate investment knowledge and who meet the regulatory criteria to be classified as a Professional Client or Market Counterparties and no other Person should act upon it.

In UK Issued by Threadneedle Asset Management Limited. Registered in England and Wales, Registered No. 573204, Cannon Place, 78 Cannon Street, London EC4N 6AG, United Kingdom. Authorised and regulated in the UK by the Financial Conduct Authority.

Threadneedle Management Luxembourg S.A. Registered with the Registre de Commerce et des Societes (Luxembourg), Registered No. B 110242, 44, rue de la Vallée, L-2661 Luxembourg, Grand Duchy of Luxembourg.

In the USA: Columbia Management Investment Advisers, LLC (CMIA) is an investment adviser registered with the U.S. Securities and Exchange Commission.

AdTrax: 3652260

© 2021 Columbia Management Investment Advisers, LLC. All rights reserved.